                                Exhibit 10.2

UNIFI MANUFACTURING, INC.
7201 W. Friendly Avenue
Greensboro, NC 27410

As of January 1, 2007

Dillon Yarn Corporation
53 East 34th Street
Paterson, New Jersey  07514

             Re:       Amendment to Asset Purchase Agreement

Ladies and Gentlemen:

             Reference is hereby made to the Asset Purchase Agreement, dated October 25, 2006 (the "Agreement"), by and between Unifi Manufacturing, Inc. (the "Buyer") and Dillon Yarn Corporation (the "Seller").  Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

              The Buyer and the Seller hereby wish to amend, modify or waive the Agreement as follows:

              1.          Transferred Employees.

                          (a)                The Agreement is hereby amended by deleting Section 4.1(e) of the Agreement and replacing it in its entirety as follows:

With respect to all Transferred Employees: (i) all wages and salaries earned (or otherwise attributable to any date that occurs) after the date on which the transitional employment of the Transferred Employees by the Seller expires as set forth in, and subject to the terms of, the Sales and Services Agreement (the "Transfer Date"), and (ii) all Liabilities with respect to benefits and Claims incurred, accrued or earned under any benefits plan or other compensation, retirement or other benefit arrangement of the Buyer or its Affiliates, which arise or are incurred after the Transfer Date;

                          (b)               The Agreement is hereby amended by deleting clause (ii) in Section 4.2(f) of the Agreement and replacing it in its entirety as follows:

(ii) arising in connection with the employment of any Transferred Employee on or prior to the Transfer Date, subject to the terms of the Sales and Services Agreement;

                         (c)                The Agreement is hereby amended by deleting the first paragraph of Section 13.7 of the Agreement and replacing it in its entirety as follows:

The Seller shall cooperate with the Buyer to make available for interviews the Covered Employees previously identified by the Buyer.  The Buyer shall, at least 15 days prior to the Closing, make offers of employment to all Covered Employees (other than as previously designated by the Buyer) on a basis consistent with this Section 13.7.  The Buyer shall provide the Seller a list of those Covered Employees to whom offers of employment have been made, which list shall include the nature and title of the position, salary, and location of employment, and shall update such list within 10 Business Days after the Closing to identify those Covered Employees accepting such employment offer and meeting the requirements of such offer (the "Transferred Employees").  Notwithstanding the foregoing, the Buyer covenants and agrees to hire a sufficient number of Covered Employees so that the Seller will not incur any liability or obligation under WARN.  Each Transferred Employee shall become an employee of the Buyer as of the Transfer Date; provided that such Transferred Employee remains in good standing with the Seller prior to the Transfer Date.  All offers of employment shall be subject to the following:

                         (d)               Sections 13.7(c), 13.7(d) and 13.7(e) of the Agreement are hereby amended by deleting each and every instance of the term "Closing Date" and substituting the term "Transfer Date" in lieu thereof.

                         (e)                Section 13.7(b) of the Agreement is hereby amended by deleting each and every instance of the terms "Closing" and "the Closing" and substituting the term "the Transfer Date" in lieu thereof.

                 2.                  Closing Inventory.

                         (a)                The parties hereby waive the requirement to conduct a physical inventory count in order to prepare the Inventory Statement as provided for in Section 5.3 of the Agreement.  In lieu thereof, at least three Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a certificate, certifying its good faith estimate of the Closing Inventory (the "Inventory Certification").  If the amount set forth in the Inventory Certification is less than Fourteen Million Dollars ($14,000,000), then the Cash Payment at Closing shall be reduced by an amount equal to the excess of Fourteen Million Dollars ($14,000,000), over the amount set forth in the Inventory Certification.

                      (b)               If, within 60 days after the Closing, the Buyer discovers any discrepancy from the amount set forth in the Inventory Certification, the Buyer shall notify the Seller of the amount of the discrepancy as of the Closing Date as determined by the Buyer (the "Discrepancy Amount").  The Seller shall be permitted to review the working papers, trial balances and similar materials of the Buyer and its advisers used to identify the Discrepancy Amount.  The Buyer and the Seller shall seek in good faith to resolve any disputed items and to reach agreement on the Discrepancy Amount within 30 days after the Buyer's delivery of the notice of the Discrepancy Amount.  The value of the Inventory will be adjusted for the Discrepancy Amount so agreed, or if the Seller has no objection, and is referred to herein as the "Final Inventory Amount."

                     (c)                If the Final Inventory Amount is less than Fourteen Million Dollars ($14,000,000) and less than the amount set forth in the Inventory Certification, then the Seller shall pay the Buyer the difference between the amount set forth in the Inventory Certification and the Final Inventory Amount.  If the Final Inventory Amount is less than Fourteen Million Dollars ($14,000,000) but higher than the amount set forth in the Inventory Certification, then the Buyer shall pay the Seller the difference between the Final Inventory Amount and the amount set forth in the Inventory Certification.  The parties acknowledge and agree that if the Final Inventory Amount is equal to or in excess of Fourteen Million Dollars ($14,000,000), then no adjustments to the purchase price will be required, unless the amount set forth in the Inventory Certification was less than Fourteen Million Dollars ($14,000,000) and as a result thereof, the Cash Payment at Closing was reduced as provided in Section 2(a), in which case, the Buyer shall pay the Seller an amount equal to such reduction.

                    (d)               Any payment required to be made pursuant to Section 2(c) shall be made with ten (10) days following final agreement on the Final Inventory Amount.

            3.                  No Other Changes.  Except as expressly or by necessary implication amended by this letter agreement, the Agreement shall remain in full force and effect.

            4.                  Governing Law.  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions thereof that would apply the laws of another jurisdiction.

            If the foregoing accurately reflects our agreement with respect to the subject matter hereof, please sign in the space indicated below.

                                                                                                  Very truly yours,

                                                                                                   UNIFI MANUFACTURING, INC.

                                                                                                   By:  /s/  CHARLES F. MCCOY
                                                                                                   Name:  Charles F. McCoy
                                                                                                   Title:  Vice President

Acknowledged and agreed to
as of the date first written above by:

DILLON YARN CORPORATION

By: /s/  STEPHEN WENER
       Name: Stephen Wener
       Title:  Chief Executive Officer